UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934 Date of
                    Report (Date of earliest event reported):
                                  June 30, 2003

                        Commission File Number 001-15469

                           THERMOVIEW INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

                    DELAWARE                            61-1325129
          (State or other jurisdiction              (I.R.S. Employer
        of incorporation or organization)        Identification Number)

              5611 Fern Valley Road                     40228
              Louisville, Kentucky                   (Zip Code)
    (Address of principal executive offices)

                                  502-968-2020
              (Registrant's telephone number, including area code)

Item 5. Other Events.

     On June 30, 2003, we issued a press release announcing agreements with our lenders to restructure long term debt and amend terms of our preferred stock. The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.


Item 7. Financial Statements and Exhibits.

(c)  Exhibits: Exhibit No. Description

99.1 News Release of ThermoView Industries, Inc. dated June 30, 2003.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           ThermoView Industries, Inc.


Date:  June 30, 2003       By:      /s/ Charles L. Smith
                                    Charles L. Smith
                                    Chief Executive Officer
                                   (principal executive officer)

Exhibit 99.1 to Form 8-K

                 ThermoView renegotiates agreement with lenders, replaces higher-cost debt and preferred stock

* ThermoView expects improved second quarter results due to debt and preferred stock forgiveness
*    Annual interest and dividend savings expected to exceed $800,000
* Maturity dates extended to mid-2006 on all classes of long-term debt and redeemable preferred stock

     LOUISVILLE, Ky. (June 30, 2003) - ThermoView Industries, Inc. (AMEX: THV), one of the nation's largest full-service home improvement remodeling companies, today said it has restructured its long-term debt and preferred stock as part of a new agreement with its lenders and preferred stockholders.

     ThermoView, headquartered in Louisville, sells and installs replacement windows, doors and other home improvements to residential consumers in 17 states under the "THV, America's Home Improvement Company" national brand and under regional home center brands that include Thomas, Primax, Rolox, Leingang and ThermoView.

     ThermoView's senior lender holds Series A debt, Series C debt and other subordinated debt. Under the restructuring agreements, ThermoView's senior lender reduced the interest rate on both series of debt from 10% to 8%, and from 12% to 8% on the subordinated debt. Additionally, the senior lender converted $1 million of the subordinated debt to 680,000 common stock warrants, and it extended ThermoView's debt maturities by two years to June 30, 2006, and to July 31, 2006 for the subordinated debt.

     ThermoView's preferred stock holders also converted $1 million worth of preferred stock to 680,000 common stock warrants. They also agreed to reduce the dividend rate on the remainder of the preferred holdings from 12% to 8%, to defer cash dividends until the Series C long-term debt is retired, and to extend the date for mandatory redemption to August 31, 2006.

     The agreement requires ThermoView to pay $100,000 toward principal each month commencing July 2004, as well as monthly interest. It also calls for twice-yearly payments of "excess cash" toward principal.

     President and CEO Charles L. Smith said, "This restructuring goes a long way in strengthening our balance sheet and providing our company additional operating flexibility. This deal provides both immediate and ongoing benefits that will help us in our drive for profitability and growth."

     The debt and preferred stock forgiveness is expected to improve second quarter income attributable to common stockholders by more than $1 million, and the interest and dividend rate reductions are expected to have a positive impact of around $400,000 in 2003 and $800,000 on an annual basis, Smith said.

     At December 31, 2002, ThermoView's long-term debt was $17.3 million, and its manditorily redeemable preferred stock was $7.8 million.

     Strengthening the company's balance sheet and reducing the debt remaining from its initial acquisition activity have been key management priorities. In 2002, ThermoView paid down long-term debt by $1.5 million and began examining ways to restructure long-term obligations.

     "We will continue working to make operations as lean and productive as possible, to unify our brands and marketing, and to provide customers some of the best products and warranties in the industry," said Smith. "It is our goal to become America's largest full-service home improvement company."


About ThermoView Industries, Inc.

     ThermoView is a national company that designs, manufactures, markets and installs high-quality replacement windows and doors as part of a full-service array of home improvements for residential homeowners. ThermoView's common stock is listed on the American Stock Exchange under the ticker symbol "THV." Additional information on ThermoView Industries is available at http://www.thv.com.

     Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates" and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to our history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, general economic downturn and intellectual property rights. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

CONTACTS: James J. TerBeest, Chief Financial Officer, ThermoView Industries, Inc., (http://www.thv.com), 502-968-2020, ext. 1368.